Exhibit 99.1

PRESS RELEASE

Air Lease Corporation Announces the Election of a New Independent Director

LOS ANGELES, California, May 25, 2021 – Today Air Lease Corporation (NYSE: AL) announced the election of a new independent director to its Board of Directors. Yvette Hollingsworth Clark was elected to the ALC Board effective May 24, 2021 and will join the eight currently serving members. Ms. Hollingsworth Clark will serve on the ALC Board’s audit committee.

“ALC welcomes Yvette Hollingsworth Clark to our Board of Directors,” said Steven F. Udvar-Házy, Executive Chairman of the Board of ALC. “The addition of Yvette to our Board complements our board of directors’ skills and experiences, and she will have a valuable perspective as we continue to enhance value for our shareholders.”

Ms. Hollingsworth Clark is currently President & CEO of Hollingsworth Compliance Consulting LLC, a risk management and compliance advisory firm. Prior to establishing her consulting practice, Ms. Hollingsworth Clark held global leadership roles in financial services, most recently as Executive Vice President & Regulatory Innovation Officer with Wells Fargo & Company and previously as Managing Director & Global Head of Financial Crimes & Operations Compliance for Barclays Capital Corporate & Investment Bank and Managing Director, North America Regional Head of Anti-Money Laundering at Citigroup. Before her private sector roles, Ms. Hollingsworth Clark was a bank regulator with the Federal Reserve System for about ten years.

Ms. Hollingsworth Clark serves on the boards of Golden Gate University and the International Women’s Forum Northern California. Additionally, she serves as an Advisory Council Member for the Alliance for Innovative Regulation and is a member of the Executive Leadership Council.

Ms. Clark holds a BS in Finance from State University of New York Polytechnic Institute and an MBA in Finance from Syracuse University, School of Management.

About Air Lease Corporation (NYSE: AL)

ALC is a leading aircraft leasing company based in Los Angeles, California that has airline customers throughout the world. ALC and its team of dedicated and experienced professionals are principally engaged in purchasing commercial aircraft and leasing them to its airline customers worldwide through customized aircraft leasing and financing solutions. ALC routinely posts information that may be important to investors in the “Investors” section of ALC’s website at www.airleasecorp.com. Investors and potential investors are encouraged to consult the ALC website regularly for important information about ALC. The information contained on, or that may be accessed through, ALC’s website is not incorporated by reference into, and is not a part of, this press release.

Investors:	Media:

Mary Liz DePalma	Laura Woeste
Vice President, Investor Relations	Senior Manager, Media and Investor Relations
Email: investors@airleasecorp.com	Email: press@airleasecorp.com

Jason Arnold	Ashley Arnold
Assistant Vice President, Finance	Manager, Media and Investor Relations
Email: investors@airleasecorp.com	Email: press@airleasecorp.com